UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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PARKWAY, INC.

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On June 30, 2017, Parkway, Inc. issued the following press release:

Canada Pension Plan Investment Board Announces Definitive Agreement to Acquire Parkway, Inc.

Toronto, ON, Canada/ Houston, Texas, USA (June 30, 2017) – Canada Pension Plan Investment Board (“CPPIB”) and Parkway, Inc. (NYSE: PKY) (“Parkway”) announced today that they have entered into a definitive agreement under which CPPIB will acquire 100% of Parkway, a Houston-based real estate investment trust, for US$1.2 billion, or US$23.05 per share. The transaction is not subject to a financing condition and is expected to close in the fourth quarter of 2017, subject to customary closing conditions, including approval by Parkway’s stockholders.

The US$23.05 per share consideration, which consists of $19.05 per share plus a $4.00 special dividend to be paid prior to closing, represents a premium of approximately 14.3% when compared to Parkway’s 30-day volume weighted average price ended June 29, 2017 and a premium of approximately 13.1% when compared to the prior closing price. Parkway’s board of directors unanimously approved the agreement. TPG Capital and its affiliates, which collectively own approximately 9.8% of the outstanding common stock of Parkway, have agreed to vote in favor of the transaction. Parkway will pay its previously announced second quarter dividend on June 30, 2017, but will suspend all future quarterly dividend payments through the expected close of the transaction.

“Parkway fits well with CPPIB’s long-term real estate strategy to hold stable, high-quality assets in large U.S. markets,” said Hilary Spann, Managing Director, Head of U.S. Real Estate Investments, CPPIB. “Through this investment, CPPIB gains additional scale in Houston.”

Parkway owns the largest office portfolio in Houston, totalling approximately 8.7 million square feet across 19 properties. Located in the desirable areas of Westchase, Greenway and Galleria, the high-quality office properties are 87.6% leased as of March 31, 2017, and anchored by a broad mix of strong tenants in financial services, technology and commodities businesses.

“CPPIB shares our view of the long-term resiliency of the Houston market, and we believe this transaction demonstrates our commitment to enhancing stockholder value,” stated James R. Heistand, Parkway’s President and Chief Executive Officer. “We believe there are still some near-term headwinds in the office sector for Houston, but the implied asset valuation of this transaction shows CPPIB’s appreciation for the high-quality portfolio we have assembled and the near-term stability it provides during the current downturn in the market.”

Advisors

HFF Securities L.P. acted as financial advisor to Parkway, and Hogan Lovells US LLP served as Parkway’s legal counsel.

About Canada Pension Plan Investment Board

Canada Pension Plan Investment Board (CPPIB) is a professional investment management organization that invests the funds not needed by the Canada Pension Plan (CPP) to pay current benefits on behalf of 20 million contributors and beneficiaries. In order to build a diversified portfolio of CPP assets, CPPIB invests in public equities, private equities, real estate, infrastructure and fixed income instruments. Headquartered in Toronto, with offices in Hong Kong, London, Luxembourg, Mumbai, New York City, São Paulo and Sydney, CPPIB is governed and managed independently of the Canada Pension Plan and at arm’s length from governments. At March 31, 2017, the CPP Fund totalled C$316.7 billion. For more information about CPPIB, please visit www.cppib.com or follow us on LinkedIn or Twitter.

About Parkway

Parkway, Inc. is an independent, publicly traded, self-managed real estate investment trust (“REIT”) that owns and operates high-quality office properties located in attractive submarkets in Houston, Texas. As of March 31, 2017, our portfolio consists of five Class A assets comprising 19 buildings and totaling approximately 8.7 million rentable square feet in the Greenway, Galleria and Westchase submarkets of Houston.

Forward Looking Statements

Certain statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements within the meaning of the federal securities laws and as such are based upon Parkway’s current beliefs as to the outcome and timing of future events. There can be no assurance that actual future developments affecting Parkway will be those anticipated by Parkway. Parkway cautions investors that any forward-looking statements presented in this press release are based on management’s beliefs and assumptions made by, and information currently available to, management. When used, the words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “might,” “plan,” “potential,” “should,” “will,” “result” or similar expressions that do not relate solely to historical matters are intended to identify forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements involve risks and uncertainties (some of which are beyond Parkway’s control) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: the ability of Parkway to obtain required stockholder approval required to consummate the proposed merger; the satisfaction or waiver of other conditions in the merger agreement; the outcome of any legal proceedings that may be instituted against Parkway and others related to the merger agreement; the risk that the merger, or the other transactions contemplated by the merger agreement may not be completed in the time frame expected by the parties or at all; the ability of Parkway to implement its operating strategy; changes in economic cycles; and competition within the office properties real estate industry; and other risks and uncertainties detailed from time to time in Parkway’s Securities and Exchange Commission filings.

Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Parkway’s business, financial condition, liquidity, cash flows and results could differ materially from those expressed in any forward-looking statement. While forward-looking statements reflect Parkway’s good faith beliefs, they are not guarantees of future performance. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict the occurrence of those matters or the manner in which they may affect us. Except as required by law, Parkway undertakes no obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Additional Information About the Proposed Transaction and Where to Find It

In connection with the proposed transactions, Parkway expects to file with the SEC a proxy statement, which proxy statement will be mailed or otherwise disseminated to Parkway’s stockholders when it becomes available. Parkway also plans to file other relevant documents with the SEC regarding the proposed transactions. INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You may obtain a free copy of the proxy statement (if and when it becomes available) and other relevant documents filed by Parkway with the SEC at the SEC’s website at www.sec.gov. Copies of the documents filed by Parkway will be available free of charge on its website at www.pky.com, or by directing a written request to Parkway, Inc., One Orlando Centre, 800 North Magnolia Avenue, Suite 1625, Orlando, Florida 32803, Attention: Investor Relations.

Parkway and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transactions. You can find information about the Parkway’s directors and executive officers in Parkway’s definitive proxy statement filed with the SEC on April 5, 2017 in connection with its 2017 annual meeting of stockholders. Additional information regarding the interests of such potential participants will be included in the proxy statement and other relevant documents filed with the SEC if and when they become available. You may obtain free copies of these documents from Parkway using the sources indicated above.

For More Information:

CPPIB:
Dan Madge Senior Manager, Media Relations T: +1 416 868 8629 dmadge@cppib.com	Mei Mavin Director, Corporate Communications T: +1 646 564 4920 mmavin@cppib.com

Parkway: Thomas Blalock Vice President, Finance & Capital Markets T: +1 407 581 2915 tblalock@pky.com